MANAGEMENT PROXY CIRCULAR

GENERAL PROXY INFORMATION

This management proxy circular (the "Circular") is furnished in connection with the solicitation of proxies by or on behalf of the management of TALISMAN ENERGY INC. (the "Company") for use at the Annual and Special Meeting of Shareholders of the Company (the "Meeting") to be held in the Exhibition Hall, North Building of the Telus Convention Centre, 136 Eighth Avenue S.E., Calgary, Alberta, Canada, on Tuesday, May 4, 2004 at 10:30 a.m. (local time) and at any adjournment thereof, for the purposes set forth in the attached Notice of Meeting. Please read this Circular to obtain information about how shareholders may participate at the Meeting either in person or through the use of proxies.

Solicitation of Proxies

Proxies in the enclosed form are solicited by or on behalf of the management of the Company. Solicitation of proxies will be primarily by mail, but employees of the Company may also solicit proxies by telephone. Brokers, nominees or other persons holding shares of the Company in their names for others will be reimbursed for their reasonable charges and expenses in forwarding proxies and proxy material to non-registered shareholders. The Company has also retained an independent proxy solicitation agent, Valiant Trust Company, to assist in the solicitation of proxies for the Meeting, at a cost not to exceed $20,000. The Company will bear the cost of all proxy solicitations on behalf of management of the Company.

Registered and Non-Registered Shareholders

Shareholders of the Company are either registered or non-registered. Only a relatively small number of shareholders are registered. Registered shareholders hold shares of the Company ("Common Shares") in their own names because they specifically requested that their names be registered on the records of the Company or purchased their Common Shares directly from the Company and not through an intermediary. (Intermediaries include, among others, banks, trust companies, securities dealers or brokers.) Most shareholders are non-registered because their Common Shares are registered in the name of either (a) an intermediary with whom the non-registered shareholder deals in respect of the Common Shares, or (b) a clearing agency (such as The Canadian Depository for Securities Limited) of which the intermediary is a participant.

Only registered shareholders or duly appointed proxyholders will be permitted to attend and vote at the Meeting. Non-registered shareholders may vote through a proxy or attend the Meeting to vote their own shares only if, before the Meeting, they communicate instructions to the intermediary or clearing agency that holds their Common Shares. Instructions for voting through a proxy, appointing a proxyholder and attending the Meeting to vote are set out in this Circular. Shareholders who have questions may call Valiant Trust Company toll-free at 1-866-313-1872 for further information.

A shareholder may receive multiple packages of Meeting materials if the shareholder holds Common Shares through more than one intermediary, or if the shareholder is both a registered shareholder and a non-registered shareholder for different shareholdings. Any such shareholder should repeat the steps to vote through a proxy, appoint a proxyholder or attend the Meeting, if desired, separately for each shareholding to ensure that all the shares from the various shareholdings are represented and voted at the Meeting.

Voting through a Proxy

Shareholders who are unable to be present at the Meeting may vote through the use of proxies. Shareholders should convey their voting instructions using one of the three voting methods available: (i) use of the voting instruction form or form of proxy to be returned by mail or delivery, (ii) use of the telephone voting procedure, or (iii) use of the Internet voting procedure. By conveying your voting instructions in one of the three ways, you can participate in the Meeting through the person or persons named on the voting instruction form or form of proxy.

If you do not indicate a voting preference for an item of business presented, your Common Shares will be voted FOR the election of directors named in this Circular, FOR the appointment of auditor and FOR the amendment of Articles to effect a three for one division of the Common Shares, all as more particularly described under the relevant sections of this Circular.

To convey voting instructions through any of the three methods available, a shareholder must locate the voting instruction form or form of proxy, one of which is included with the Circular in the package of Meeting materials sent to all shareholders. The voting instruction form is a white, computer scanable document with red squares marked "X". It is sent to most non-registered shareholders. The form of proxy is a yellow form headed "Form of Proxy". It is sent to all registered shareholders and a small number of non-registered shareholders.

Mail

A shareholder who elects to use the paper voting procedure should complete and return either a yellow form of proxy or a voting instruction form, one of which is included in each package of Meeting materials.

Yellow form of proxy

If your yellow form of proxy contains a self-adhesive label containing a bar code and other information, follow the instructions to affix the label to the yellow form of proxy. If the yellow form of proxy is already signed, do not sign it again. Complete the remainder of the yellow form of proxy. Ensure that you date and sign the form at the bottom. Return your completed yellow form of proxy, in the envelope provided, to the Company's Transfer Agent and Registrar, Computershare Trust Company of Canada ("Computershare"), 100 University Avenue, Toronto, Ontario M5J 2Y1 no later than 10:30 a.m. (local time, Toronto, Ontario) May 3, 2004 or one business day preceding any adjournment of the Meeting.

Voting instruction form

Complete the voting instruction form. Ensure that you date and sign the form at the bottom. Return the voting instruction form to the relevant intermediary in the envelope provided by April 30, 2004 or the cut-off date shown on the voting instruction form.

Telephone or Internet

Shareholders may convey their voting instructions using a touch-tone telephone or the Internet. The relevant toll-free telephone number or website address is set out on the voting instruction form or yellow form of proxy. Follow the instructions given over the telephone or through the Internet to cast your vote. When instructed to enter a control number or holder account number and proxy access number, consult your voting instruction form or your yellow form of proxy. Votes conveyed by telephone or the Internet must be received no later than the cut-off time given on the voting instruction form or the yellow form of proxy.

Appointing a Proxyholder

Shareholders unable to attend the Meeting in person may participate and vote at the Meeting through a proxyholder. The persons named as proxyholders to represent shareholders at the Meeting, D. D. Baldwin and J.W. Buckee, are directors or officers of the Company. **A shareholder has the right to appoint a person other than those named to represent such shareholder at the Meeting. A non-registered shareholder who would like to attend the Meeting to vote must appoint himself or herself proxyholder.** To appoint a person other than D. D. Baldwin or J.W. Buckee proxyholder, strike out the names of D. D. Baldwin and J.W. Buckee on the voting instruction form or yellow form of proxy and write the name of the person you would like to appoint as your proxyholder in the blank space provided. You should notify any person you appoint as your proxyholder. That person need not be a shareholder of the Company.

Non-registered shareholders appointing a proxyholder using a voting instruction form should fill in the rest of the form indicating a vote "for", "against", or "withhold", as the case may be, for each of the proposals listed, sign and date the form and return it to the relevant intermediary or clearing agency in the envelope provided by April 30, 2004 or the cut-off time given on the form. **No person will be admitted at the Meeting to vote by presenting a voting instruction form.**

Shareholders appointing a proxyholder using a yellow form of proxy are encouraged to return the completed and signed form to Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario M5J 2Y1, in the envelope provided by 10:30 a.m. (local time, Toronto, Ontario) May 3, 2004 or one business day preceding any adjournment of the Meeting; however, proxyholders named on a signed yellow form of proxy will be admitted at the Meeting to vote upon presentation of the yellow form of proxy.

Alternatively, any shareholder may use the Internet to appoint a proxyholder. To use this option, access the website address printed on the voting instruction form or yellow form of proxy and follow the instructions set out on the website. Refer to the control number or holder account number and proxy access number printed on the voting instruction form or yellow form of proxy when required to enter these numbers.

Attending the Meeting to Vote

Only registered shareholders or duly appointed proxyholders will be permitted to attend and vote at the Meeting. Non-registered shareholders will not be permitted to attend the Meeting to vote by presenting their voting instruction forms at the door. In order for non-registered shareholders to attend the Meeting to vote, they must carefully follow the instructions provided under the heading "Appointing a Proxyholder" in this Circular to appoint themselves proxyholders before the Meeting in order to be admitted at the Meeting to vote.

Shareholders who have questions may call Valiant Trust Company toll-free at 1-866-313-1872 for further information.

Discretionary Authority of Proxyholder

The enclosed voting instruction form or yellow form of proxy confers discretionary authority on the proxyholder in respect of amendments or variations to matters identified in the Notice of Meeting and other matters that may properly come before the Meeting or any adjournment thereof. As of the date of this Circular, the management of the Company is not aware of any such amendments, variations or other matters to be presented at the Meeting other than those identified in the Notice of Meeting; however, if any such matter is presented, the proxy will be voted in accordance with the best judgment of the proxyholder named in the form. Where a shareholder has not specifically appointed a person as proxyholder, a management nominee will be the proxyholder, and the proxy will be voted in accordance with the best judgment of the management nominee.

Revocation of Voting Instructions or Proxies

Shareholders may revoke their voting instructions or proxies as follows.

Voting instructions submitted by mail, telephone or through the Internet using a voting instruction form will be revoked if the relevant intermediary receives new voting instructions before the close of business on April 30, 2004, or two business days before any adjournment of the Meeting. After such time, non-registered shareholders should call Valiant Trust Company toll-free at 1-866-313-1872 for help to revoke voting instructions.

Proxies submitted by mail, telephone or through the Internet using a yellow form of proxy may be revoked by submitting a new proxy to Computershare before 10:30 a.m. (local time, Toronto, Ontario) May 3, 2004, or one business day before any adjournment of the Meeting. Alternatively, a shareholder who wishes to revoke a proxy may do so by depositing an instrument in writing addressed to the attention of the Corporate Secretary and executed by the shareholder or by the shareholder's attorney authorized in writing. Such an instrument must be deposited at the registered office of the Company, located at Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used. On the day of the Meeting or any adjournment thereof, a shareholder may revoke a proxy by depositing such an instrument in writing with the Chairman of the Meeting; however, it will not be effective with respect to any matter on which a vote has already been cast.

In addition, a proxy may be revoked by any other manner permitted by law.

Voting Shares and Principal Holders Thereof

There were 128,032,077.6 Common Shares of the Company outstanding at March 3, 2004. Each Common Share is entitled to one vote on all matters to be voted upon at the Meeting.

To the knowledge of the directors or officers of the Company, there is no single shareholder who beneficially owns, directly or indirectly, or exercises control or direction over Common Shares carrying more than 10% of the voting rights attached to the Common Shares. Each of The Canadian Depository for Securities Limited and CEDE & Co. hold in excess of 10% of the Common Shares for the benefit of their respective participants.

Record Date

Only registered shareholders at the close of business on March 18, 2004 will be entitled to vote in respect of the matters to be voted upon at the Meeting, or any adjournment thereof.

BUSINESS OF THE MEETING

Election of Directors

The Board of Directors is elected annually and consists of such number as fixed from time to time by resolution of the directors, such number being not less than five and not more than 20. The number of directors to be elected at the Meeting is currently fixed at nine. Each elected director will hold office until the next annual meeting or until his or her successor is duly elected or appointed.

Management of the Company proposes to nominate for election as directors at the Meeting the persons listed in the following table. All proposed nominees have consented to be named in this Circular and to serve as directors if elected. Management has no reason to believe that any of the nominees will be unable to serve as directors but, should any nominee become unable to do so for any reason prior to the Meeting, the persons named in the enclosed voting instruction form or form of proxy, unless directed to withhold from voting, reserve the right to vote for other nominees at their discretion. To be effective, the resolution electing directors must be passed by a majority of the votes cast thereon by the shareholders at the Meeting.

Roland Priddle, who has been a director of the Company since 2000, and who has now reached the Company's mandatory retirement age, will not be standing for re-election to the Board at the Meeting.

The following table sets forth information with respect to each of the nominees for election as a director, including all officer positions currently held with the Company and principal occupation or employment for the past five years or more. Each of the nominees has served as a director of the Company since the year he or she first became a director.

The Board of Directors has the following committees: the Audit Committee, the Executive Committee, the Governance and Nominating Committee, the Management Succession and Compensation Committee, the Pension Funds Committee and the Reserves Committee. For a description of the committees of the Board of Directors, see the Statement of Corporate Governance Practices set out in Schedule A to this Circular. Membership on the Board committees is also noted in the table below.

Name and Municipality of Residence	Year First Became Director of the Company	Present Principal Occupation or Employment (including all officer positions currently held with the Company) and Principal Occupation or Employment for the Past Five Years or More
Douglas D. Baldwin[2, 3, 4, 6] Calgary, Alberta	2001	Chairman of the Board of the Company; director of various corporations; from 1999 to 2001, President and Chief Executive Officer ("CEO") of TransCanada PipeLines Limited (pipeline and power company); from 1992 to 1998, Senior Vice-President and Director of Imperial Oil Limited (natural resource company); from 1988 to 1992, President and Chief Executive Officer, Esso Resources Canada Limited (natural resource company).
James W. Buckee[2] Calgary, Alberta	1992	President and Chief Executive Officer of Talisman Energy Inc.; prior to May 1993, President and Chief Operating Officer of the Company; prior to August 1991, Manager, Planning of BP Exploration Company Ltd. (natural resource company).
Kevin S. Dunne[3, 5, 6] London, United Kingdom	2003	Director of the Company; until March 2003, director of Talisman Energy Sweden AB (a wholly owned subsidiary of the Company); until 2001, held various international senior and executive management positions with BP plc (international integrated oil and gas company) including General Manager, Abu Dhabi Company for Onshore Oil Operations (ADCO), a BP joint venture; 1991 to 1994, Corporate Associate President, BP Indonesia; and 1990 to 1991, Corporate Head of Strategy for the BP Group based in London.
Al L. Flood, C.M.[1, 4] Thornhill, Ontario	2000	Director of various corporations; from June 1999 to March 2000, Chairman of the Executive Committee of Canadian Imperial Bank of Commerce ("CIBC") (a Canadian chartered bank); prior to June 1999, Chairman and Chief Executive Officer of CIBC and held various positions in the domestic and international operations of CIBC.
Dale G. Parker[1, 5] Vancouver, British Columbia	1993	Director of various corporations and public administration and financial institution advisor; prior to January 1998, President and Chief Executive Officer of Workers' Compensation Board of British Columbia; prior to November 1994, President of White Spot Limited (food services company) and Executive Vice-President of Shato Holdings Ltd. (food processing and services and real estate company); prior to November 1993, Executive Vice-President and Chief Financial Officer of Shato Holdings Ltd.; prior to November 1992, Chairman and Chief Executive Officer of British Columbia Financial Institutions Commission (regulator of financial institutions).

Name and Municipality of Residence	Year First Became Director of the Company	Present Principal Occupation or Employment (including all officer positions currently held with the Company) and Principal Occupation or Employment for the Past Five Years or More
Lawrence G. Tapp[3, 4] Langley, British Columbia	2001	Chairman of Tapp Technologies Inc. (wine label production company); director of various corporations; from 1995 to 2003, Dean of the Richard Ivey School of Business of the University of Western Ontario; from 1992 to 1995, Executive in Residence of the Faculty of Management and Adjunct Professor, University of Toronto; from 1985 to 1992, Vice Chairman, President and Chief Executive Officer of Lawson Mardon Group Limited (packaging conglomerate).
Stella M. Thompson[4, 5] Calgary, Alberta	1995	Principal of Governance West Inc. (corporate governance consulting company); President of Stellar Energy Ltd. (energy and management consulting company); director of various corporations; prior to June 1991, Vice-President, Planning, Business Information & Systems of Petro-Canada Products (petroleum refining and marketing company).
Robert G. Welty[1, 2] Calgary, Alberta	2003	Director and Chief Executive Officer of Sterling Resources Ltd. (oil and gas exploration and development company) since 1998; 1996 to 1997, President, Escondido Resources (International) Ltd. (oil and gas exploration company); 1994 to 1995, President and Chief Executive Officer of Canadian Fracmaster Ltd. (oil field service company); 1992 to 1994, President and Chief Executive Officer of Bow Valley Energy Inc. (oil and gas exploration and development company); 1976 to 1988, President and Chief Executive Officer of Asamera Inc. (oil and gas exploration and development company).
Charles W. Wilson[1, 2, 6] Evergreen, Colorado	2002	Director of various corporations; from 1993 to 1999, President and Chief Executive Officer of Shell Canada (integrated oil and gas company); from 1988 to 1993, Executive Vice President US Downstream Oil and Chemical of Shell Oil US (integrated oil and gas company); prior to 1988, Vice President US Refining and Marketing of Shell Oil US and held various positions in the domestic and international natural resource operations of Shell.

Notes:
1 Member of the Audit Committee.
2 Member of the Executive Committee.
3 Member of the Governance and Nominating Committee.
4 Member of the Management Succession and Compensation Committee.
5 Member of the Pension Funds Committee.
6 Member of the Reserves Committee.

Shareholdings of Directors and Officers

Information is given below with respect to the direct and indirect beneficial ownership of, or control or direction over, Common Shares of the Company (i) by each of the current directors and each nominee for election as director, (ii) by all current directors and all executive officers appointed by the Board of Directors, as a group and (iii) by all nominees for election as director and all executive officers appointed by the Board of Directors, as a group. Effective January 1, 2001, the Company adopted a Deferred Share Unit Plan to support the alignment of director and shareholder interests. Information is given below with respect to the deferred share unit holdings of certain directors. More information about the Deferred Share Unit Plan is provided in the section of this Circular under the heading "Remuneration of Directors".

Name of Beneficial Owner	Common Shares Beneficially Owned[1]	Deferred Share Units
Douglas D. Baldwin	2,500	2,071
James W. Buckee	54,586	N/A
Kevin S. Dunne	500	0
Al L. Flood	5,000	2,419
Dale G. Parker	5,000	530
Roland Priddle	1,635	2,588
Lawrence G. Tapp	2,500	0
Stella M. Thompson	2,500	943
Robert G. Welty	2,500	0
Charles W. Wilson	1,000	0
Total for all current directors and all executive officers appointed by the Board of Directors	119,927	8,551[3]
Total for all nominees for election as director and all executive officers appointed by the Board of Directors	118,292[2]	N/A

Notes:

1 The information regarding Common Shares beneficially owned, directly or indirectly, over which control or direction is exercised, not being within the knowledge of the Company, has been supplied by all current directors and nominees for director and executive officers individually. The information is as of March 3, 2004.

2 Represents 0.0924% of Common Shares of the Company outstanding at March 3, 2004.

3 Deferred share units are held by non-employee directors only.

Appointment of Auditor

Shareholders will be asked at the Meeting to pass a resolution reappointing Ernst & Young LLP, Chartered Accountants, as auditor of the Company, to hold office until the next annual meeting of shareholders. To be effective, the resolution must be passed by a majority of the votes cast thereon by the shareholders at the Meeting. Ernst & Young LLP or its predecessor has been auditor of the Company or its predecessor since 1982.

Amendment of Articles – Three for One Division of Common Shares

At the Meeting, shareholders will be asked to vote on a special resolution (the "Special Resolution") amending the Company's Articles to divide the issued and outstanding Common Shares on a three for one basis (the "Share Split").

Since 1998, the trading price of the Common Shares has increased from a high of $45.60 (US $32.19) to a high of over $74 (over US $57) in the last quarter of 2003. The trading price of Common Shares has continued to increase this year, recently reaching an all time high of $81.80.

It is believed that Common Shares are owned primarily by institutions such as mutual funds, pension funds and life insurance companies and it is estimated that approximately 30% of the Common Shares are held by retail investors. The Board of Directors believes that the Share Split will encourage greater market liquidity and wider distribution among retail investors, as a lower share price makes a board lot more affordable.

The Share Split will not change the rights of holders of Common Shares. Each Common Share outstanding after the Share Split will be entitled to one vote and will be fully paid and nonassessable. As a result of the Share Split, there will be certain consequential amendments to outstanding rights and options to acquire Common Shares and to the Company's share-based incentive compensation plans to preserve proportionately the rights of holders of outstanding rights and options and of plan participants.

Under existing Canadian income tax law and taking into account all published proposals for amendments, the proposed subdivision of Common Shares will not result in taxable income or in any gain or loss to the holders of Common Shares. In computing any gain or loss on the disposition of the Common Shares, holders of Common Shares will be required to reduce the adjusted cost base of each Common Share to an amount equal to one third of the adjusted cost base of each Common Share currently held.

Also, under existing United States federal income tax law, generally the proposed subdivision of Common Shares will not result in taxable income or in any gain or loss to the holders of Common Shares. The tax basis in the existing Common Shares generally will be allocated proportionately to the Common Shares held after the completion of the proposed subdivision, resulting in a tax basis in each Common Share that is one third of the basis of the Common Shares held immediately prior to the subdivision. The holding period of the Common Shares held after the proposed subdivision will include the holding period of the existing Common Shares for purposes of determining whether a subsequent sale of Common Shares qualifies as a short-term or long-term capital gain or loss. If a holder has two or more lots of Common Shares, bought at different dates and prices, special rules apply and the holder should consult his or her tax advisor regarding the method for allocating the tax basis and for determining the holding period of each Common Share. Other rules may apply to holders who are subject to special provisions under the U.S. Internal Revenue Code.

If the Special Resolution is passed at the Meeting and the Share Split is implemented, Articles of Amendment will be filed to divide the Common Shares and shareholders of record as of the close of business on a date to be determined by the Company, expected to be May 19, 2004 (the "Record Date"), will keep their current share certificates and will be provided with additional share certificates representing the Common Shares to which they are entitled as a result of the Share Split. It is currently expected that the Company or its transfer agent, Computershare Trust Company of Canada, will mail such certificates on or about May 25, 2004 (the "Mailing Date"). Currently outstanding share certificates representing Common Shares should be retained by the holders thereof and should not be forwarded to the Company or its transfer agent. Pursuant to the rules of the Toronto Stock Exchange, the Common Shares will commence trading on a subdivided basis at the opening of business on the second trading day preceding the Record Date. Pursuant to the rules of the New York Stock Exchange, the Common Shares will commence trading on a subdivided basis on that exchange one business day after the Mailing Date.

Shareholders voting against the Special Resolution are not entitled to exercise any statutory rights of dissent or similar appraisal remedies that would require the Company to repurchase their Common Shares if the Special Resolution is approved by shareholders and implemented by the Company.

To be effective, the resolution to amend the Articles to give effect to the Share Split must be passed by two-thirds of the votes cast thereon by the shareholders at the Meeting. The text of the Special Resolution is set out below. **The Board of Directors unanimously recommends that shareholders vote in favour of this resolution. The persons designated in the enclosed voting instruction form or form of proxy, unless instructed otherwise, intend to vote FOR the foregoing resolution.**

Text of Special Resolution

BE IT RESOLVED as a special resolution that:

1. Pursuant to section 173 of the Canada Business Corporations Act (the "Act"), the Articles of the Company be amended to divide the issued and outstanding Common Shares on a three for one basis;
2. Any one of the directors or officers of the Company is hereby authorized to sign all such documents, including, without limitation, Articles of Amendment, and to do all such acts and things, including, without limitation, delivering such Articles of Amendment to the Director under the Act, as such director or officer determines, in his or her discretion, to be necessary or advisable in order to properly implement and give effect to the foregoing; and
3. The directors of the Company may, in their discretion, without further approval of the shareholders, revoke this special resolution at any time before the issue of a Certificate of Amendment in respect of the foregoing.

INFORMATION RELATING TO THE COMPANY

Compensation of Directors and Executive Officers

Summary of Executive Compensation

Aggregate Compensation

During the financial year ended December 31, 2003, there were ten[1] Executive Officers of the Company who received, in aggregate, cash remuneration of $6,477,772. Cash payments made through the Employee Stock Option Plan are reported in Table 3. For this purpose, "Executive Officers" means the President and Chief Executive Officer, and Executive Vice-Presidents in charge of a principal business unit or function of the Company or its subsidiaries. The aggregate value of all other remuneration furnished to the ten Executive Officers during the financial year was $2,540,133 comprised of the value of Company-supplied vehicles and parking, as well as club memberships, financial counseling, service awards, vacation pay, separation payments, and provincial health care premiums paid by the Company on behalf of the Executive Officers.

1 Two Executive Officers, Dr. E.W. Bogle and Dr. R.W. Mitchell, left the Company in June 2003 and September 2003, respectively.

Individual Compensation

The following table sets forth all annual and long-term compensation of the individuals who were, at December 31, 2003, the Chief Executive Officer and the next four most highly compensated Executive Officers (collectively the "Named Executive Officers"), for the 2003, 2002, and 2001 financial years of the Company.

Table 1: Summary Compensation

		Annual Compensation			Long-term Compensation Awards	
Name and Principal Position[1]	Year	Salary ($)	Bonus/ Variable Pay[2] ($)	Other Annual Compensation[3] ($)	Common Shares Under Option Grants (#)	All Other Compensation[4] ($)
President and Chief Executive Officer James W. Buckee	2003	997,500	1,468,077[6]	–	100,000	86,603
	2002	945,500	681,000	–	110,000	78,355
	2001	809,334	566,600	–	90,000	76,261
Executive Vice-President, Frontier and International Operations T. Nigel D. Hares	2003	470,000	482,748[5,6]	–	35,000	36,927
	2002	449,600	215,328[5]	–	40,000	35,394
	2001	390,784	203,625[5]	–	30,000	35,228
Executive Vice-President, Corporate and Legal, and Corporate Secretary M. Jacqueline Sheppard	2003	435,000	511,827[5,6]	–	35,000	34,427
	2002	410,975	200,328[5]	–	40,000	33,683
	2001	346,159	208,025[5]	–	30,000	31,507
Executive Vice-President, Finance and Chief Financial Officer Michael D. McDonald	2003	393,750	427,368[5,6]	–	35,000	31,614
	2002	366,800	185,328[5]	–	40,000	29,369
	2001	296,211	65,925[5]	–	30,000	26,722
Executive Vice-President, Corporate Services Robert M. Redgate	2003	387,750	403,797[6]	–	35,000	30,814
	2002	371,175	188,100	–	40,000	30,712
	2001	324,225	216,900	–	30,000	29,660

Notes:
1 In early 2003, the Company changed the titles of all its vice-presidents to better reflect the roles and responsibilities of their continuing offices.
2 Amounts listed are variable pay unless otherwise noted. Variable pay for 2003 is payable on April 1, 2004.
3 Perquisites and other personal benefits do not exceed the lesser of $50,000 and 10 percent of the total annual salary and bonus of the Named Executive Officers.
4 Includes the value of the Talisman Savings Plan contributions and life insurance premiums paid by Talisman on behalf of the Named Executive Officers.
5 Includes a non-pensionable Holiday bonus of $325.21 in 2001, $327.86 in 2002, and $327.87 in 2003.
6 Includes a non-pensionable one-time discretionary bonus, described under the 2003 Executive Compensation section, of $95,517 for James W. Buckee, $45,320 for T. Nigel D. Hares, $41,699 for M. Jacqueline Sheppard, $37,227 for Michael D. McDonald, and $37,373 for Robert M. Redgate.

Stock Option Program

The following table sets forth stock options granted under the Company's Employee Stock Option Plan (the "Plan") during the financial year ended December 31, 2003 to each of the Named Executive Officers. Further information as to the operation of the Plan is set forth under the Management Succession and Compensation Committee Report below.

Table 2: Option/SAR Grants During 2003

	Common Shares Under Options Granted (#)[1]	% of Total Options Granted to Employees in 2003	Exercise Price ($/Common Share)	Market Value of Common Shares on the Date of Grant[2] ($/Common Share)	Expiration Date
James W. Buckee	100,000	4.28%	$59.415	$59.415	March 6, 2013
T. Nigel D. Hares	35,000	1.50%	$59.415	$59.415	March 6, 2013
M. Jacqueline Sheppard	35,000	1.50%	$59.415	$59.415	March 6, 2013
Michael D. McDonald	35,000	1.50%	$59.415	$59.415	March 6, 2013
Robert M. Redgate	35,000	1.50%	$59.415	$59.415	March 6, 2013

Notes:
1 The options were granted on March 7, 2003 and vest three years from the date of grant. The options include the cash payment feature (tandem Stock Appreciation Right (SAR)), described under the Compensation Program Design section.
2 Determined by calculating the mean of the high and low reported prices at which Common Shares were traded on the Toronto Stock Exchange (the "TSX") on the day prior to the date of grant.

At December 31, 2003, 1,746,100 options to acquire Common Shares of the Company were held by individuals who were Executive Officers of the Company during 2003. Including the options described in Table 2, options to acquire a total of 407,900 Common Shares were granted during 2003 to ten Executive Officers at a weighted average price of $59.415.

The following table sets out the details of options exercised and the aggregate value realized by the particular Named Executive Officer during 2003 and, in addition, sets out the aggregate number of outstanding exercisable options owned by each of the Named Executive Officers, categorized as being either exercisable or unexercisable as at December 31, 2003, together with the value of such options at the end of the year.

Table 3: Aggregated Option/SAR Exercises During 2003 and Option Values

Name	**Common Shares Acquired/ Options Surrendered on Exercise[1]**	**Aggregate Value Realized[2] ($)**	**Unexercised Options at December 31, 2003 (#)**		**Value of Unexercised in-the-Money Options at December 31, 2003[3] ($)**	
			Exercisable	Unexercisable	Exercisable	Unexercisable
James W. Buckee	110,000	4,639,350	316,000	300,000	11,436,345	3,725,250
T. Nigel D. Hares	–	–	113,650	105,000	4,259,377	1,294,575
M. Jacqueline Sheppard	35,000	1,340,775	113,650	105,000	4,259,377	1,294,575
Michael D. McDonald	58,650	1,790,219	–	105,000	–	1,294,575
Robert M. Redgate	23,650	713,479	70,000	105,000	2,844,150	1,294,575

Notes:

1 Represents the number of shares acquired on exercise, or the number of options surrendered for cancellation as a result of electing to receive the equivalent value as a cash payment.

2 Calculated by subtracting the exercise price of the option from the market price obtained per option exercised, or surrendered for cash payment, on the date of the exercise, and by multiplying that amount by the number of Common Shares under options exercised or surrendered.

3 Calculated by subtracting from the closing price per share of the Company's Common Shares on the TSX on December 31, 2003, the exercise price of the option and by multiplying that amount by the number of Common Shares under options owned. The closing trading price of the Company's Common Shares on the TSX on December 31, 2003 was $73.52.

Defined Benefit Pension Plan

The Company provides all of the Named Executive Officers with retirement benefits through two plans, both of which are non-contributory defined benefits plans:

- a registered defined benefit plan called the Supplementary Pension Plan for Executives of Talisman (the "Supplementary Pension Plan"), and
- special pension agreement (the "Special Pension Agreement") funded through a Retirement Compensation Arrangement. The Special Pension Agreement is a non-registered plan which provides pension payments that would otherwise be payable under the Supplementary Pension Plan but which exceed the prescribed maximum allowable under the *Income Tax Act*.

In addition to the Named Executive Officers listed in Table 1, five other Executive Officers participated in the Supplementary Pension Plan and Special Pension Agreement in 2003.

The Supplementary Pension Plan and Special Pension Agreement are non-contributory, defined benefit plans which provide for an annual accrual of 2% of the total of Best Average Earnings and Final Average Award. "Best Average Earnings" means the average of the best three years' compensation (actual base pay for the three year period prior to January 1, 2004). "Final Average Award" means the average of the variable pay awarded during the four consecutive years prior to December 31, 2003.

Table 4 shows the estimated annual pension payments for participants in both the Supplementary Pension Plan and Special Pension Agreement. Table 5 shows the portion of the total estimated annual pension payments that are provided through the Supplementary Pension Plan.

Table 4: Annual Pension Payments ($) to Participants in both the Supplementary Pension Plan and the Special Pension Agreement

Remuneration[1]	Years of Service						
	15	20	25	30	35	40	45
350,000	105,000	140,000	175,000	210,000	245,000	280,000	315,000
400,000	120,000	160,000	200,000	240,000	280,000	320,000	360,000
450,000	135,000	180,000	225,000	270,000	315,000	360,000	405,000
500,000	150,000	200,000	250,000	300,000	350,000	400,000	450,000
550,000	165,000	220,000	275,000	330,000	385,000	440,000	495,000
600,000	180,000	240,000	300,000	360,000	420,000	480,000	540,000
650,000	195,000	260,000	325,000	390,000	455,000	520,000	585,000
700,000	210,000	280,000	350,000	420,000	490,000	560,000	630,000
750,000	225,000	300,000	375,000	450,000	525,000	600,000	675,000
800,000	240,000	320,000	400,000	480,000	560,000	640,000	720,000
850,000	255,000	340,000	425,000	510,000	595,000	680,000	765,000
900,000	270,000	360,000	450,000	540,000	630,000	720,000	810,000
950,000	285,000	380,000	475,000	570,000	665,000	760,000	855,000
1,000,000	300,000	400,000	500,000	600,000	700,000	800,000	900,000
1,050,000	315,000	420,000	525,000	630,000	735,000	840,000	945,000
1,100,000	330,000	440,000	550,000	660,000	770,000	880,000	990,000
1,150,000	345,000	460,000	575,000	690,000	805,000	920,000	1,035,000
1,200,000	360,000	480,000	600,000	720,000	840,000	960,000	1,080,000
1,250,000	375,000	500,000	625,000	750,000	875,000	1,000,000	1,125,000
1,300,000	390,000	520,000	650,000	780,000	910,000	1,040,000	1,170,000
1,350,000	405,000	540,000	675,000	810,000	945,000	1,080,000	1,215,000
1,400,000	420,000	560,000	700,000	840,000	980,000	1,120,000	1,260,000
1,450,000	435,000	580,000	725,000	870,000	1,015,000	1,160,000	1,305,000
1,500,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000	1,350,000
1,550,000	465,000	620,000	775,000	930,000	1,085,000	1,240,000	1,395,000
1,600,000	480,000	640,000	800,000	960,000	1,120,000	1,280,000	1,440,000
1,650,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000	1,485,000
1,700,000	510,000	680,000	850,000	1,020,000	1,190,000	1,360,000	1,530,000
1,750,000	525,000	700,000	875,000	1,050,000	1,225,000	1,400,000	1,575,000
1,800,000	540,000	720,000	900,000	1,080,000	1,260,000	1,440,000	1,620,000
1,850,000	555,000	740,000	925,000	1,110,000	1,295,000	1,480,000	1,665,000

Note:
1 Includes Best Average Earnings plus Final Average Award.

Years of service credited in the Supplementary Pension Plan and Special Pension Agreement where applicable, as at December 31, 2003, are as follows: James W. Buckee – 26.58; T. Nigel D. Hares – 9.33; M. Jacqueline Sheppard – 10.33; Michael D. McDonald – 6.00, and Robert M. Redgate – 25.50. Years of service credited on normal retirement at age 65 would be as follows: James W. Buckee – 33.92; T. Nigel D. Hares – 21.33; M. Jacqueline Sheppard – 27.42; Michael D. McDonald – 18.75; and Robert M. Redgate – 41.00.

James W. Buckee's pension payable from the Supplementary Pension Plan and Special Pension Agreement will be reduced by the pension formula applicable to and an amount payable by a previous employer for the period May 1977 to June 1992. Michael D. McDonald has been granted a pension enhancement recognizing the difference between employee and Supplemental Pension Plan benefits for the period prior to his enrollment in the Supplemental Pension Plan in January 1998. Pensions payable are in the form of a life annuity, with a 60% survivor benefit provided to the surviving spouse in the event of death of the Named Executive Officer. The benefits listed above are not subject to any offsets such as Canada Pension Plan or Old Age Security.

Table 5: Annual Pension Payments to Participants from the Supplementary Pension Plan

Remuneration[1]	Years of Service						
	15	20	25	30	35	40	45
$350,000 - $1,850,000	$25,833	$34,444	$43,056	$51,667	$60,278	$68,889	$77,500

Note:
1 Includes Best Average Earnings plus Final Average Award.

Employment Contracts and Termination of Employment Arrangements

At December 31, 2003, the Company had employment contracts in place for all Executive Vice-Presidents of the Company. The contracts provide for the payment of two years' compensation (including base salary plus target variable pay, plus benefits) in the event of a change in control of the Company. An employment contract with the President and Chief Executive Officer provides for two and one half years' compensation (including base salary plus target variable pay, plus benefits) in the event of a change in control of the Company.

The Employee Stock Option Agreement also allows for the full vesting of all unvested options for all optionees in the event of a change in control.

Composition and Role of the Management Succession and Compensation Committee

The Company's executive compensation program is administered by the Management Succession and Compensation Committee (the "Compensation Committee") of the Board of Directors. The Compensation Committee has, as part of its mandate, responsibility for the remuneration of the Executive Officers of the Company. The Compensation Committee also evaluates the performance of the Company's Executive Officers and reviews the design and competitiveness of the Company's incentive compensation programs. Until May 6, 2003, the members of the Compensation Committee were: Paul J. Hoenmans, David E. Powell, Lawrence G. Tapp and Stella M. Thompson. Following May 6, 2003 the members were: Douglas D. Baldwin, Al L. Flood, Lawrence G. Tapp, and Stella M. Thompson. None of the members of the Compensation Committee is, or has ever been, an officer or an employee of the Company or any of its subsidiaries. The Compensation Committee meets at least twice annually or more often as needed. The Compensation Committee met five times in 2003.

Management Succession and Compensation Committee Report

Introduction and Objectives

The compensation philosophy of the Company is to reward employees, including the Chief Executive Officer and all Executive Officers, commensurate with personal achievements and the success of the Company. In doing so, all salaried employees place an element of compensation at risk. This provides the Company with flexibility and the individual with incentive to out-perform expectations. The objectives of the compensation program are to attract, retain and motivate high-quality staff and to provide a sense of proprietorship.

Compensation Program Design

Total compensation for all salaried staff including the Chief Executive Officer and all Executive Officers consists of four elements: base pay, variable pay (both of which are paid in cash), long-term incentives and benefits. Variable pay is an integral element of compensation necessary to keep an individual's total compensation at a competitive level. The levels of variable pay (as a percentage of actual base earnings) are as follows:

Position	2003 Variable Pay Target	2003 Variable Pay Range
President and Chief Executive Officer	80%	0-160%
Other Executive Officers	60%	0-120%

The combination of base pay and variable pay targets is referred to as "target total cash compensation" and is the basis on which market competitiveness is evaluated. For 2003, target total cash compensation was aimed at the top quartile of a comparable group of select senior oil and gas producers.

The compensation system is designed to ensure that total cash compensation received by the Chief Executive Officer and Executive Officers, as with all salaried staff, will be significantly higher than comparable positions in comparable companies when the Company performs well, and significantly lower than the market total cash compensation if the Company under-performs. The weighting of corporate financial and operational objectives versus individual leadership and strategic objectives in determining variable pay is split 70/30 for the Chief Executive

Officer and 50/50 for the Executive Officers. Corporate objectives relate to factors including, but not limited to, cash flow per share, income, reserves, production volumes, capital expenditures, per barrel of oil equivalent costs (finding and development, operating and general and administrative), share price appreciation relative to select senior oil and gas producers, as well as health, safety and environmental performance. Measurable and defined objectives are set annually to address these standards and other strategic initiatives. The Compensation Committee also applies a subjective analysis of strategic leadership issues in determining final total cash compensation. Variable pay owing in respect of the current year is paid in a lump sum in April of the following year after a full assessment of individual and corporate results.

The long-term incentive program is comprised of stock options granted annually by the Compensation Committee to the Named Executive Officers as shown in Tables 2 and 3 and other employees. The program only has value to the extent that additional shareholder value is created over time. Stock options are viewed as an important aspect of total compensation for senior staff, serving to align the interest of executives with those of the shareholders. Option grants increase with the employee's level in the Company.

The Company amended all outstanding stock options in 2003 to include a cash payment feature (tandem Stock Appreciation Right (SAR)). Specifically, the cash payment feature provides the optionholder the right to surrender the exercisable option for cancellation in return for a cash payment from the Company. The cash payment is based on the number of options cancelled, multiplied by the amount by which the market price of the Common Shares at the time of surrender exceeds the strike price of the option. The inclusion of the cash payment feature in options granted enables the Company to provide similar benefits to optionholders without increasing the outstanding Common Shares, to the extent that optionholders utilize this feature. Since inception, 99% of the options exercised have utilized the cash payment feature.

Options are granted at the market value of the Common Shares on the day prior to the date of the grant and in a number that is at or above the median value of long-term incentives provided by upstream oil and gas industry companies, as reported through independent consulting surveys which are reviewed prior to grant. Option grants can be increased to respond to specific corporate or individual circumstances as a means of increasing incentive. Options normally vest after three years and expire if not exercised within ten years of issuance.

In addition to base pay, variable pay and stock options, various perquisites and other benefits are provided on a market competitive basis. Executive Officers are also eligible to receive non-pensionable performance bonuses. These bonuses are usually project-related and acknowledge extraordinary achievements. In March 2003, the Board of Directors approved a discretionary 10% cash bonus for all permanent employees, including Executive Officers, in recognition of the very strong financial performance sustained through 2002 and into 2003. Amounts paid to executive officers are included in Table 1.

2003 Executive Compensation

Total compensation of the Named Executive Officers was reviewed at the Compensation Committee meeting in March 2003. The Compensation Committee approved market adjustments to base salaries for Named Executive Officers at that time, following a review of the peer group of companies used to establish compensation levels for the executive group. This peer group consists of oil and gas companies of similar size and with similar international challenges as Talisman. This international comparator group reflects the combined domestic and international scope of responsibilities at the executive level and the broader geographic employment market. Variable pay targets increased, effective January 1, 2003, to 60% for the Named Executive Officers, other than the CEO, to align current competitiveness on a target total cash basis.

In determining the 2003 variable pay for all Executive Officers, the Compensation Committee reviewed 2003 corporate performance against targets previously set out for financial and operational measures outlined under the heading "Compensation Program Design". The Compensation Committee also reviewed the individual performance of all Executive Officers in 2003 against their individual financial, operational, strategic and leadership targets established on January 1, 2003, which are a subset of the corporate performance targets. Based on these detailed reviews, variable payouts for 2003 performance were approved, as shown in Table 1 and will be paid on April 1, 2004. These payouts are above target levels, reflecting a very successful year of financial and operational results that included record cash flow and earnings, and share price performance well above the Company's peer group.

Submitted by the Management Succession and Compensation Committee of the Board of Directors of Talisman Energy Inc.

Al L. Flood, Chairman
Douglas D. Baldwin
Lawrence G. Tapp
Stella M. Thompson

Performance Graph

The following graph shows the performance of Common Shares relative to the S&P/TSX Composite, the TSX Oil and Gas Producers and the S&P 500 Oil and Gas Exploration and Production indices from the period December 31, 1998 to December 31, 2003.


$300
$250
$200
$150
$100
$50
$0
31/12/98
31/12/99
31/12/00
31/12/01
31/12/02
31/12/03
Talisman Common
TSX Oil and Gas Producers
S&P/TSX Composite
S&P 500 Oil & Gas E & P

$100 Investment In Base Period	1998	1999	2000	At December 31 2001	2002	2003	Annual Average Return
Talisman Common Shares[1]	100	136.92	206.49	226.77	215.16	281.14	22.97%
TSX Oil and Gas Producers							
Total Return Index	100	122.52	179.48	184.27	215.69	259.70	21.03%
S&P/TSX Composite							
Total Return Index	100	131.71	141.47	123.69	108.30	137.25	6.54%
S&P 500 – Oil and Gas E&P							
Total Return Index	100	119.33	189.18	149.54	147.34	181.87	12.71%

Note:
1 Assumes dividends are reinvested.

Remuneration of Directors

For the year ended December 31, 2003, each non-employee director of the Company, other than the Chairman of the Board, was paid an annual fee of $28,000. The Chairman of the Board received an annual fee of $160,000, and was provided Company-paid office space and reimbursement of related office expenses. Each director also received an attendance fee of $1,500 for each regular meeting of the Board of Directors attended. In addition, each committee member was paid an annual fee of $3,200 for each regular committee on which he or she served ($6,700 for the Chair of a committee) and an attendance fee of $1,500 for each committee meeting attended. Each director also received a fee of $800 for each special board and committee meeting held. Directors residing outside of Canada receive the same nominal fees described above, but in U.S. funds.

The Company adopted a Deferred Share Unit Plan for non-employee directors (the "DSU Plan") effective January 1, 2001. Under the DSU Plan, non-employee directors of the Company may elect, on an annual basis, to receive all or part of their compensation in the form of deferred share units. The DSU Plan enhances the alignment of director and shareholder interests in that the value of the units directly tracks the performance of the Common Shares. Under the DSU Plan, deferred share units are allocated to a notional account on a quarterly basis by dividing the amount of compensation that the director has elected to receive in deferred share units by the market value of the Company's

Common Shares. A participant in the DSU Plan is not entitled to the benefit of the value of his or her DSU Plan account until such time as the participant ceases to be a director of the Company. No shares are issued under this plan. In 2003, five non-employee directors participated in the DSU Plan.

Non-employee directors are eligible to participate in the Director Stock Option Plan, implemented in 1998. Between 1993 and 1998, directors were eligible to participate in the Employee Stock Option Plan. The Director Stock Option Plan was amended in 2003 to include the cash payment feature, described under the Compensation Program Design section, on all existing and future options. During 2003, Kevin S. Dunne, Robert G. Welty, and Charles W. Wilson received 10,000 options each, at a weighted average price of $56.80. All other directors received 5,000 options, with the exception of Dale Parker, who declined the options, and Douglas D. Baldwin who received 7,000 options, at a weighted average price of $59.415. Options are fully vested after three years and expire if not exercised within ten years of issuance.

In addition, directors are reimbursed for their Company-related travel expenses. The Director who is a full-time salaried employee of the Company received no remuneration for serving as a director of the Company.

Indebtedness of Directors and Officers

No director, proposed nominee for director or officer, or any of their associates, is or has been indebted to the Company at any time since December 31, 2002.

Statement of Corporate Governance Practices

The Company's Statement of Corporate Governance Practices is set out in Schedule A to this Circular.

Shareholder Proposals

A shareholder intending to submit a proposal at an annual meeting must comply with applicable provisions of the *Canada Business Corporations Act*. The Company will include a shareholder proposal in management's proxy circular prepared in connection with the annual meeting of shareholders in 2005 provided that such a proposal is received by the Corporate Secretary in the Company's principal executive office on or before December 3, 2004 and provided that such a proposal is required to be included in the Company's management proxy circular pursuant to the applicable terms of the *Canada Business Corporations Act*.

Directors' and Officers' Liability Insurance

The Company carries directors' and officers' liability insurance to a maximum of US$50,000,000 per claim, subject to an aggregate annual limit of US$50,000,000 for all directors and officers. This policy covers all directors and officers of the Company and its subsidiaries. There is no deductible applicable to the policy. The premium payable by the Company for the year January 1, 2004 to January 1, 2005 is US$290,000. Neither directors nor officers will pay any portion of the premium.

Additional Information

Copies of this Circular, the Annual Report which contains the comparative audited consolidated financial statements of the Company, any interim financial statements of the Company subsequent to those statements contained in the Annual Report, and the Company's Annual Information Form for the fiscal year ended December 31, 2003, as filed with Canadian securities commissions and with the United States Securities and Exchange Commission under Form 40-F, may be obtained without charge by contacting the Investor and Corporate Communications Department, Talisman Energy Inc., Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, or by e-mail at tlm@talisman-energy.com.

DIRECTORS' APPROVAL

The contents and the sending of this Circular have been approved by the directors of the Company.

M. Jacqueline Sheppard
Corporate Secretary
March 3, 2004

SCHEDULE A – STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Talisman's corporate governance practices satisfy all the existing guidelines for effective corporate governance established by the Toronto Stock Exchange ("TSX") and substantially all of the New York Stock Exchange corporate governance listing standards applicable to U.S. companies. The following statement addresses the principal matters relating to the Company's corporate governance practices. The TSX corporate governance guidelines and Talisman's compliance with these guidelines is shown in tabular form at the end of this disclosure. Mandates of the Board, its committees, the Chairman and the Chief Executive Officer may be obtained from the Company website or upon request from: Investor and Corporate Communications Department, Talisman Energy Inc., Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, e-mail: tlm@talisman-energy.com.

Independence of the Board

Talisman is in full compliance with the TSX recommendation that "The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding." In 2003, the Board of Directors of Talisman comprised 10 directors, nine of whom, including the Chairman of the Board, qualified as unrelated directors as defined by the TSX. The only related director is James W. Buckee, President and Chief Executive Officer of the Company.

In addition, in accordance with a New York Stock Exchange rule that listed companies must have a majority of independent directors, the Board has determined that none of the nine unrelated directors has any material relationship with the Company (other than serving as a director of the Company) and that all nine unrelated directors are independent. Two directors, Al Flood and Doug Baldwin, have relationships with the Company through their directorships and shareholdings with the Canadian Imperial Bank of Commerce ("CIBC") and TransCanada PipeLines Limited ("TransCanada"), respectively. Talisman has various business dealings with both CIBC and TransCanada. The Board of Directors determined that neither Mr. Flood's nor Mr. Baldwin's relationship with Talisman is material, principally on the grounds that (i) the relationships Talisman has with each of CIBC and TransCanada were entered into on terms substantially similar to those that would be offered to comparable counterparties in similar circumstances; and (ii) the termination of either relationship in the normal course of business would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of CIBC or TransCanada. Accordingly, Talisman's relationship with each of CIBC and TransCanada does not compromise Mr. Flood's and Mr. Baldwin's independence, respectively.

The composition of the Board, including the independence of the Chairman and his specified role, ensures that the Board has in place appropriate structures and procedures to ensure that the Board can function independently of management. All committees of the Board of Directors are composed entirely of unrelated, independent directors with the exception of the Executive Committee, the majority of whose members are unrelated and independent.

The Chairman of the Board is specifically charged with responsibility for leading and managing the Board in discharging its responsibilities. Annually, the Chairman conducts an evaluation of the effectiveness of the Board, its committees and the individual directors. He then reports his findings to the Governance and Nominating Committee and to the full Board and seeks Board approval to implement any recommendations that may result from this process. The Chair of the Governance and Nominating Committee evaluates the effectiveness of the Chairman annually. The Chairman's mandate directs him to ensure that the directors hold regular discussions without management present and he presides at such sessions. In addition, the Chairman acts as the Board's communicator with management.

Responsibilities of the Board

The Board of Directors of Talisman sees its principal role as stewardship of the Company and its fundamental objective as the creation of shareholder value, including the protection and enhancement of the value of the Company's assets. The Board's stewardship responsibility means that it oversees the conduct of the business and management, which is responsible for developing long-term strategy and conducting the Company's day-to-day business. Annually, the Board meets at an extended Board session to review corporate strategy. The Board assesses and ensures systems are in place to manage the risks of the Company's business with the objective of preserving the Company's assets. The Board, through the Chief Executive Officer, sets the attitude and disposition of the Company towards compliance with applicable laws, environmental, safety and health policies, financial practices and reporting. In addition to its primary accountability to shareholders, the Board is also accountable to employees, government authorities, other stakeholders and the public.

In fulfilling its primary responsibilities, the Board ensures that the Company has:

- established long-term goals and a strategic planning process,
- identified the principal risks of the Company's business and implemented appropriate systems to monitor and manage those risks,
- established processes to manage and measure management's, and in particular, the Chief Executive Officer's performance in achieving the Company's stated objectives, including appropriate training, development and succession planning,
- established internal controls and management systems to effectively monitor the Company's operations and ensure compliance with applicable laws, regulations and policies,
- implemented processes to properly oversee Company sponsored pension plans, and
- developed and implemented a communications program for effectively communicating with and receiving feedback from shareholders, employees, government authorities, other stakeholders and the public.

The Board of Directors may delegate authority over certain matters to a committee of the Board, provided that certain responsibilities of the Board are sufficiently important to warrant the attention of the full Board and, accordingly, are not delegated or are only delegated in a qualified or partial manner, including:

- submitting to shareholders any matter requiring their approval,
- filling vacancies among the directors or appointing additional directors,
- issuing securities, declaring dividends or repurchasing the Company's own shares,
- approving management proxy circulars,
- approving annual financial statements,
- approving the annual statement of reserves data and other oil and gas information and reports thereon, and
- adopting, amending or repealing by-laws.

The Board of Directors has developed a mandate for the Board embodying the foregoing. A copy of this mandate may be obtained from Talisman's website at www.talisman-energy.com. To assist Board members in performing their responsibilities, the Company has adopted a policy whereby, with the approval of the Governance and Nominating Committee, a Board member may engage an outside advisor at the Company's expense.

The Board of Directors met seven times during the 2003 fiscal year. One director was unable to attend two meetings of the Board.

Committees of the Board

The Board of Directors has established six committees: the Audit Committee, the Executive Committee, the Governance and Nominating Committee, the Management Succession and Compensation Committee, the Pension Funds Committee and the Reserves Committee. The latter is a new committee of the Board having been formed in July 2003 to address many of the new board responsibilities prescribed by new National Instrument 51-101 *Standards of Disclosure for Oil and Gas Activities.* In accordance with the TSX guidelines, and as a result of the composition of the Board, all committees comprise a majority of unrelated, independent directors. The President and Chief Executive Officer is the only related director on the Board and is a member of the Executive Committee. All other committees are composed exclusively of unrelated, independent directors. With the exception of the Executive Committee, for which there are no regularly scheduled meetings, the committees of the Board convene in accordance with an annually developed schedule.

The Terms of Reference of the committees of the Board may be obtained from Talisman's website at www.talisman-energy.com.

Audit Committee

Members: The Audit Committee consists of **Al L. Flood**, **Dale G. Parker**[1], **Robert G. Welty** and **Charles W. Wilson**, all of whom are unrelated, independent directors. One member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. The Board has determined that such simultaneous service does not impair the ability of this member to effectively serve on Talisman's Audit Committee.

Mandate: The primary roles and responsibilities of the Audit Committee include:

- reviewing and recommending to the Board for approval, the Company's annual financial statements and the related management's discussion and analysis,
- reviewing and approving the Company's interim financial statements and the related management's discussion and analysis,
- reviewing and approving, as prescribed, other financial information,
- recommending to the Board the auditors who will be proposed at the annual shareholders' meeting for appointment as the Company's external auditors for the ensuing year,
- evaluating and ensuring the independence of the Company's auditors,

Note:
1 Denotes Committee Chair.

- reviewing and pre-approving the terms of the annual external audit engagement plan, as well as non-audit services the auditors are to perform,
- reviewing results of external audit activities,
- reviewing the Company's ongoing relationship with its auditors,
- maintaining direct access to the Company's internal and external auditors and meeting separately with each group,
- overseeing the internal audit function of the Company and its relationship with the Company's auditors and management,
- reviewing and obtaining reasonable assurance that the Company's internal financial control and information systems are properly designed and effectively implemented to produce accurate, appropriate and timely financial information,
- reviewing insurance coverage of significant business risks,
- receiving a report on the Company's material subsidiaries concerning any material non-routine structures,
- reviewing corporate policies within the scope of its responsibility and monitoring compliance with such policies,
- directing and supervising the investigation into any matter brought to the Committee's attention within the scope of its duties, and
- reporting to the Board at each regularly scheduled meeting following any Audit Committee meeting.

The Audit Committee has the authority to engage independent counsel and other advisers having special competencies, as it determines necessary to carry out its duties, and it determines the appropriate amount of funding the Company is to provide for compensation of such advisors.

Activities: The Audit Committee met five times in 2003. All members attended each meeting of the Committee.

Audit Committee Report

The following report of the Audit Committee of the Company shall not be deemed to be "soliciting material" or to be "filed" with the Canadian securities regulators or the U.S. Securities and Exchange Commission ("SEC"), nor shall this report be incorporated by reference into any filing made by the Company under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act of 1934, as amended.

The Audit Committee met with management and the independent auditor to review and discuss the December 31, 2003 financial statements. The Audit Committee also discussed with the independent auditor the matters included in the U.S. Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received written disclosures from the independent auditor included in the U.S. Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditor that firm's independence.

Based upon the Audit Committee's review and discussions with management and the independent auditor, and the Audit Committee's review of the representations of management and the independent auditor, the Audit Committee recommended that the Board of Directors approve the audited consolidated financial statements for filing with the Canadian securities regulators and the SEC, and include the audited consolidated financial statements in the Company's Annual Report to shareholders for the year ended December 31, 2003.

The Audit Committee
Dale G. Parker, Chair
Al L. Flood
Robert G. Welty
Charles W. Wilson

Audit Fees and Pre-Approval of Audit Services

The following table presents fees for the audits of the Company's annual consolidated financial statements for 2003 and 2002 and for other services provided by Ernst & Young LLP.

	2003	2002
Audit fees	$1,690,200	$1,583,400
Audit-related fees	$409,000	$603,500
Tax fees	$1,147,400	$3,773,800
All other fees	$92,400	$59,000

The audit-related fees are primarily for prospectus filings, pension plan audits and attestation procedures related to cost certifications and government compliance. Tax fees are primarily for tax compliance and tax advisory services. All other fees are primarily for advisory services. The Audit Committee has concluded that the provision of tax services is compatible with maintaining Ernst & Young LLP's independence.

Under the terms of reference of the Audit Committee of the Board of Directors as amended in 2002, the Audit Committee is required to review and pre-approve the objectives and scope of the external audit work and proposed fees. In addition, the Audit Committee is required to review and pre-approve all non-audit services, including tax services, the Company's external auditors are to perform.

During 2003, the Audit Committee implemented specific procedures regarding the pre-approval of services to be provided by the Company's external auditors. These procedures specify certain prohibited services that are not to be performed by the Company's external auditors. In addition, these procedures require that at least annually, prior to the period in which the services are proposed to be provided, the Company's management, in conjunction with the Company's external auditors, prepares and submits to the Audit Committee a complete list of all proposed services and related fees to be provided to the Company by the Company's external auditors. Under the Audit Committee pre-approval procedures, for those services proposed to be provided by the Company's external auditors that have not been previously approved by the Audit Committee, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of such services. The decision to pre-approve a service covered under this procedure is presented to the full Audit Committee at the next scheduled meeting. At each of the Audit Committee's regular meetings, the Audit Committee is provided an update as to the status of services previously pre-approved.

Pursuant to these procedures since their implementation in 2003, 100% of each of the services relating to the fees reported as audit-related, tax and all other were pre-approved by the Audit Committee or its delegate, the Chair of the Audit Committee.

Executive Committee

Members: The Executive Committee consists of **Douglas D. Baldwin**[1], **James W. Buckee, Robert G. Welty** and **Charles W. Wilson**, of whom only James W. Buckee is a related, non-independent director.

Mandate: The Executive Committee is an extension of the full Board and convenes to take action when it is not practicable to call a meeting of the full Board. Consequently, the Executive Committee has no regularly scheduled meetings. The Executive Committee may exercise, subject to applicable laws, all of the powers and discretions of the full Board, provided that the powers of the Committee do not include those listed previously as warranting the attention of the full Board.

Activities: The Executive Committee met once in 2003 and its decisions were ratified by the full Board at the next succeeding regularly scheduled Board meeting. One member was not able to attend this Executive Committee meeting.

Governance and Nominating Committee

Members: The Governance and Nominating Committee consists of **Douglas D. Baldwin, Kevin S. Dunne, Roland Priddle**[1] and **Lawrence G. Tapp**, all of whom are unrelated, independent directors.

Mandate: The primary roles and responsibilities of the Governance and Nominating Committee include:

- developing a set of corporate governance principles applicable to the Company and reviewing and approving the Company's annual disclosure of corporate governance compliance,
- establishing a long-term plan for composition of the Board,
- establishing a process for identifying, recruiting and appointing new directors and recommending nominees for election to the Board,
- reviewing and recommending the education and orientation program for new Board members,
- reviewing periodically the size of the Board to ensure its continued effectiveness,
- assessing the effectiveness of, and ensuring there is a succession plan for, the Chairman of the Board,
- reviewing and determining director compensation to ensure such compensation properly reflects the responsibilities and risks involved in being a director,
- considering and approving stock option grants in accordance with the Director Stock Option Plan to directors of the company who are not employed on a permanent basis by the Company,
- reviewing the purpose of, and recommending grants under, the Deferred Share Unit Plan,
- reviewing the general responsibilities and function of the Board, its committees and the roles of the Chairman of the Board and the Chief Executive Officer,
- assessing the needs of the Board in terms of frequency, location and conduct of Board and committee meetings,
- considering requests from individual directors or committees to engage outside advisors, and
- considering, and when appropriate, granting waivers from the application of the Code on Business Conduct to executive officers and directors. Any such waivers shall be promptly disclosed to shareholders.

Activities: The Governance and Nominating Committee met seven times in 2003. Two members were each unable to attend one meeting of the Committee.

Note:
1 Denotes Committee Chair.

Management Succession and Compensation Committee

Members: The Management Succession and Compensation Committee consists of **Douglas D. Baldwin, Al L. Flood**[1], **Lawrence G.Tapp** and **Stella M.Thompson**, all of whom are unrelated, independent directors.

Mandate: The primary roles and responsibilities of the Management Succession and Compensation Committee include:

- reviewing succession plans for key management positions within the Company,
- reviewing management development and staffing plans, compensation, pension and benefit plans,
- leading the process for assessing the performance of the CEO,
- reviewing the employment agreements and annual performance contracts of the Company's Chief Executive Officer and executive officers,
- reviewing and approving the compensation levels of executive officers. In considering the Chief Executive Officer's compensation level, the Committee reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluates the Chief Executive Officer's performance in light of those goals and objectives, and determines and approves the Chief Executive Officer's compensation level based on this evaluation,
- reviewing and approving employee stock option grants in accordance with the terms of the Employee Stock Option Plan,
- reviewing human resource strategies and policies, and
- producing the Company's disclosure of executive compensation.

Activities: The Management Succession and Compensation Committee met five times in 2003. All members attended each meeting of the Committee.

Pension Funds Committee

Members: The Pension Funds Committee consists of **Kevin S. Dunne, Dale G. Parker, Roland Priddle** and **Stella M.Thompson**[1], all of whom are unrelated, independent directors.

Mandate: The primary roles and responsibilities of the Pension Funds Committee include:

- approving the investment objectives and policy of the Company's pension plans,
- reviewing the investment strategy, risk profile and performance of the plans and approving the asset class allocations of the plans,
- approving the appointment and termination of investment managers and reviewing costs associated with the plan administration, and
- reviewing and approving annual financial statements and management reports of each plan.

Activities: The Pension Funds Committee met twice in 2003. All members attended each meeting of the Committee.

Reserves Committee

Members: The Reserves Committee consists of **Douglas D. Baldwin, Kevin S. Dunne** and **Charles W. Wilson**[1], all of whom are unrelated, independent directors.

Mandate: The primary roles and responsibilities of the Reserves Committee include:

- reviewing the Company's procedures relating to the disclosure of information with respect to oil and gas activities,
- reviewing the Company's procedures for providing information to the qualified reserves evaluator or auditor who reports on reserves data,
- meeting with management and the qualified reserves evaluator or auditor to review the reserves data and the report of the qualified reserves evaluator or auditor and to determine whether any restrictions affect the ability of the qualified reserves evaluator or auditor to report on reserves data without reservation,
- reviewing and recommending to the Board for approval the content and filing of the Company's annual statement of reserves data and other oil and gas information,
- reviewing and recommending to the Board for approval the filing of the annual report on reserves data by the qualified reserves evaluator or auditor, and
- reviewing and recommending to the Board for approval the content and filing of the Company's annual report of management and directors on oil and gas disclosure.

Activities: The Reserves Committee was formed in July 2003 and met twice in 2003. All members attended each meeting of the Committee.

Note:
1 Denotes Committee Chair.

Roles and Responsibilities of the Chairman of the Board

The principal role of the Chairman of the Board is to manage and to provide leadership to the Board of Directors. The Chairman is accountable to the Board and acts as a direct liaison between the Board and management of the Company. In addition, the Chairman acts as a communicator for Board decisions where appropriate.

Other duties and responsibilities of the Chairman include:

- providing independent advice and counsel to the Chief Executive Officer,
- ensuring that the directors are properly informed and that sufficient information is provided to enable the directors to form appropriate judgments,
- developing and setting the agendas for meetings of the Board, in concert with the Chief Executive Officer,
- recommending to the Board the appointment of members to the committees after consultation with the directors, management and the Governance and Nominating Committee, and
- assessing and making recommendations annually regarding the effectiveness of the Board, committees of the Board and individual directors.

Roles and Responsibilities of the Chief Executive Officer

The Chief Executive Officer is responsible for leading the development and execution of the Company's long term strategy with a view to creating shareholder value. The Chief Executive Officer's leadership role also entails being ultimately responsible for all day-to-day management decisions and for implementing the Company's long and short term plans. The Chief Executive Officer acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management. The Chief Executive Officer also communicates on behalf of the Company to shareholders, employees, Government authorities, other stakeholders and the public.

Other duties and responsibilities of the Chief Executive Officer include:

- leading the development of the Company's strategy, and leading and overseeing the implementation of the Company's long and short term plans in accordance with its strategy,
- assessing the principal risks of the Company and to ensure that these risks are being monitored and managed,
- ensuring effective internal controls and management information systems are in place,
- ensuring that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business,
- in concert with the Chairman, developing Board agendas, and
- abiding by specific internally established control systems and authorities, leading by personal example and encouraging all employees to conduct their activities in accordance with all applicable laws and the Company's standards and policies, including its environmental, safety and health policies.

In addition, the Chief Executive Officer is made directly responsible for achieving the goals of the Company through an annual performance contract, which sets out specific financial, operational, long-term and short-term strategic and leadership goals. Please see the section headed "Summary of Executive Compensation" for a discussion of how the Chief Executive Officer's compensation is directly linked to achievement of the goals set out in his annual performance contract.

Director Share Ownership Policy

In August 1998, the Board adopted a program regarding director ownership of Company shares. The program requires directors to own at least 2,500 Talisman shares and sets out a timeframe over which that accumulation should occur. All nominees for election as director currently own Talisman shares that meet or exceed the levels of ownership set by the internal program. In addition, the Company adopted a Deferred Share Unit Plan for non-employee directors effective January 1, 2001 to support the alignment of director and shareholder interests. More information about the Deferred Share Unit Plan is provided under the heading "Remuneration of Directors" in the Circular.

Policy on Business Conduct and Ethics

In December 2003, Talisman revised its longstanding code of ethics to better reflect the evolving area of corporate responsibility and to incorporate the latest corporate governance requirements. Entitled the "Policy on Business Conduct and Ethics", the code is applicable to all directors, officers and employees of the Company, and can be obtained from Talisman's website at www.talisman-energy.com or upon request from: Investor and Corporate Communications Department, Talisman Energy Inc., Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, e-mail: tlm@talisman-energy.com.

Management Performance

The terms of the mandate of the Board ensure that the Company annually confirms or redetermines its long-term strategy and strategic objectives and sets its budget and development plan for the ensuing year. This process produces specific annual goals for the Company that are further developed into specific contracts for each of the executive officers of the Company based upon that executive officer's role in the Company. Through this process, each executive officer (including the President and Chief Executive Officer) individually, and the executive officers as a whole, are made directly responsible for achieving the annual goals of the Company. A significant portion of the annual compensation of each executive officer is based upon achieving these Company and individual goals.

Shareholder Communications

Talisman's shareholder communications program specifically adopts the principles of timely, accurate and efficient disclosure of information concerning the Company to all shareholders. In addition to the required annual, quarterly and timely reporting of information, the Company regularly makes presentations to industry analysts and investors. The Company also meets informally upon request with investors and analysts, provided however, that in any such meeting, the Company strictly adheres to all applicable laws relating to selective disclosure of material information. The Company's Investor Relations and Corporate Communications Department has the specific mandate of responding in a timely manner to all inquiries received from shareholders, analysts and potential investors. Shareholder inquiries or suggestions are forwarded to the appropriate person or to senior management. Shareholders may also obtain corporate information on the Company's external website at www.talisman-energy.com.

TSX Corporate Governance Guidelines

The following is a tabular confirmation of Talisman's compliance with each of the existing TSX corporate governance guidelines. Information about how the Company complies with each guideline is provided in the preceding narrative statement.

Talisman's Compliance	TSX Corporate Governance Guidelines
✓	(1) The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:
✓	(a) adoption of a strategic planning process;
✓	(b) the identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks;
✓	(c) succession planning, including appointing, training and monitoring senior management;
✓	(d) a communications policy for the corporation; and
✓	(e) the integrity of the corporation's internal control and management information systems.
✓	(2) The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.
✓	(3) The application of the definition of "unrelated director" to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.
✓	(4) The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

✓	(5) Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.
✓	(6) Every corporation, as an integral element of the process of appointing new directors, should provide an orientation and education program for new recruits to the board.
✓	(7) Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision making.
✓	(8) The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.
✓	(9) Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.
✓	(10) Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation's approach to governance issues. This committee would, amongst other things, be responsible for the corporation's response to these governance guidelines.
✓	(11) The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management's responsibilities. In addition, the board should approve or develop the corporate objectives which the CEO is responsible for meeting.
✓	(12) Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the "lead director". Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board's relationship to management to a committee of the board.
✓	(13) The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have a direct communication channel with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. Although it is management's responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.
✓	(14) The board of directors should implement a system which enables an individual director to engage an outside adviser at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.